Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLEARSTORY SYSTEMS, INC.

ClearStory Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.             The name of the Corporation is ClearStory Systems, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 20, 1989 under the name IMTECH Optical Systems, Inc.

2.             This Amended and Restated Certificate of Incorporation has been duly adopted by unanimous written consent of the Board of Directors (the “Board”) and duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.             This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation, and the text of the Certificate of Incorporation is hereby amended and restated to read as herein set forth in full:

FIRST:            The name of the Corporation is ClearStory Systems, Inc.

SECOND:      The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD:          The nature of the business and purposes to be conducted or promoted by the Corporation is as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:       The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60,000,000 shares, consisting of (i) 50,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share, of which 500,000 shares shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), 200,000 shares shall be designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), 6,000,000 shares shall be designated “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”) and 3,300,000 shares shall be undesignated.

The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK.

1.             General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any outstanding Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

2.             Voting.  The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and any written actions in lieu of a meeting).  There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.             Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B.            PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of the Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting classes unless expressly provided.

Authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C.            SERIES A, SERIES B AND SERIES C CONVERTIBLE PREFERRED STOCK.

The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are collectively referred to herein as the “Preferred Stock”.  The Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.             Dividend Rights.

a.             Dividends.  The holders of the Preferred Stock shall be entitled to receive dividends in the manner as follows:

(1)           Series A Preferred Stock.  The holders of Series A Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive cumulative dividends, but only out of funds that are legally available therefor (as defined by the General Corporation Law of the State of Delaware), at an annual floating rate equal to the Prime Rate of interest (as reflected in the Money Rates Table Eastern Edition of the Wall Street Journal) plus 2.5% of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  Such dividends shall accrue and be payable at the end of each fiscal quarter of the Corporation in shares of Series A Preferred Stock (valued at the Series A Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  The original issue price of the Series A Preferred Stock shall be $1.30 (the “Series A Original Issue Price”).

(2)           Series B Preferred Stock. The holders of Series B Preferred Stock, in preference to the holders of the Common Stock and the Series A Preferred Stock, shall be entitled to receive cumulative dividends, but only out of funds that are legally available therefor (as defined by the General Corporation Law of the State of Delaware), at the rate of 1.915% of the Series B Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  Such dividends shall accrue and be payable monthly, and, at the option of the holders of the Series B Preferred Stock, shall be payable either (a) in cash or (b) in shares of Series C Preferred Stock (valued at the Series C

Original Issue Price (as defined below), as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  Shares of Series C Preferred Stock issued in lieu of the cash dividend are sometimes referred to as “PIK Shares”.  Upon any conversion of the Series B Preferred Stock, all accrued but unpaid dividends on the Series B Preferred Stock shall be paid immediately prior to such shares being surrendered for conversion.  If the holders of the Series B Preferred Stock request a cash dividend, but the Corporation cannot declare or pay cash dividends due to a lack of available surplus or insufficient net profits for the fiscal year in which the dividend is to be paid and/or the preceding fiscal year, then the holders of the Series B Preferred Stock may elect to receive (a) PIK Shares in lieu of the cash dividend or (b) all undeclared and unpaid dividends that accrue until such time as the Corporation determines that it has sufficient funds to declare and pay the dividends.  The original issue price of the Series B Preferred Stock shall be $67.886 (the “Series B Original Issue Price”).

(3)           Series C Preferred Stock.  The holders of Series C Preferred Stock, in preference to the holders of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, shall be entitled to receive cumulative dividends, but only out of funds that are legally available therefor (as defined by the General Corporation Law of the State of Delaware), at the rate of 8% of the Series C Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  Such dividends shall accrue and be payable semi-annually on September 1 and March l of each year, and, at the option of the Corporation shall be payable either (a) in cash or (b) in shares of Series C Preferred Stock (valued at the Series C Original Issue Price, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).  Shares of Series C Preferred Stock issued in lieu of the cash dividend are sometimes referred to as “PIK Shares”.  Upon any conversion of the Series C Preferred Stock, all accrued but unpaid dividends on the Series C Preferred Stock shall be paid immediately prior to such shares being surrendered for conversion. The original issue price of the Series C Preferred Stock shall be $1.9396 (the “Series C Original Issue Price”).

b.             Consent of Series C Preferred Stock Holders.  So long as any shares of Series C Preferred Stock shall be outstanding, without the prior written consent of the holders of a majority of the then issued and outstanding shares of Series C Preferred Stock, until all dividends (set forth in subsection a above) on the Series C Preferred Stock shall have been paid or declared and set apart:

(1)           no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, to any holder of Common Stock, Series A Preferred Stock or Series B Preferred Stock; provided, however, that no consent of the holders of the Series C Preferred Stock shall be required prior to the payment of any cash dividend requested by the holders of the Series B Preferred Stock pursuant to subsection a.(2) above; and

(2)           no shares of any Common Stock, Series A Preferred Stock or any Series B Preferred Stock shall be purchased, redeemed, or otherwise acquired for value by the Corporation

c.             Common Stock Dividends.  In addition to the dividends set forth in subsections a.(1), (2) and (3) above, each holder of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of the Corporation, out of the assets of the Corporation legally available therefore (as defined by the General Corporation Law of the State of Delaware), dividends and distributions on parity and pro rata with the holders of the Common Stock calculated based on the number of shares as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, are convertible pursuant to subsection 4 below immediately after the close of business on the record date fixed for the determination of the holders of the Common Stock entitled to receive such dividend or distribution.

2.             Voting Rights.

a.             General Rights.  Except as otherwise provided herein or as required by law, each holder of Preferred Stock shall be entitled to vote on all matters, and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could be converted pursuant to the provisions of subsection 4 below at the record date for the determination of stockholders entitled to vote on such matter, or if no such record date is established, on the date of the meeting that such vote is taken or any written consent of stockholders is solicited.  Except as otherwise provided by law, by the terms of this Amended and Restated Certificate of Incorporation or by the provisions establishing any other series of Preferred Stock, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class on all matters.

b.             Separate Vote of Series C Preferred Stock.  In addition to any other vote or consent required herein or by law, the vote of the holders of a majority of the outstanding Series C Preferred Stock shall be necessary for effecting or validating the following actions:

(1)           any authorization or issuance of any other capital stock having any rights, preferences or privileges senior to or pari passu with the Series C Preferred Stock;

(2)           any amendment, alteration, waiver or repeal of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation that alters, changes or adversely affects the voting rights or other powers, preferences or other special rights or privileges, or restrictions of the Series C Preferred Stock;

(3)           any increase or decrease in the number of authorized or outstanding shares of Series C Preferred Stock;

(4)           any reclassification or recapitalization of any outstanding shares of securities of the Corporation into shares having rights, preferences or privileges senior to or pari passu with the Series C Preferred Stock, or otherwise effecting any change to the rights, preferences and privileges of the Series C Preferred Stock, or any other class or series of capital stock of the Corporation which would adversely affect the Series C Preferred Stock;

(5)           any increase or decrease in the number of directors constituting the entire Board;

(6)           any redemption, purchase or other acquisition by the Corporation, either direct or indirect, of any Common Stock, Series A Preferred Stock or Series B Preferred Stock;

(7)           any transaction with any party related to or affiliated with the Corporation, including but not limited to, any transaction that would result in the repayment of a stockholder loan;

(8)           any action that would permit any subsidiary or affiliate of the Corporation to sell or issue shares of capital stock to any party other than the Corporation;

(9)           any action that would increase the number of shares of capital stock available for issuance by the Corporation (a) to employees, consultants or other third parties; or (b) in connection with acquisitions; or

(10)         any action that would result in the Corporation incurring or assuming more than $3,000,000 of indebtedness in the aggregate.

c.             Board of Directors.  Notwithstanding subsections a and b above or any provision to the contrary contained herein, (1) the holders of the Series C Preferred Stock shall be entitled, voting together as a separate single class, to elect two (2) members of the Board at each election of directors, to be designated by SCP Private Equity Partners II, L.P., a Delaware limited partnership (“SCP”), so long as SCP holds any shares of Series C Preferred Stock; (2) the holders of the Series B Preferred Stock shall be entitled, voting together as a separate single class, to elect two (2) members of the Board at each election of directors, to be designated by a representative determined by a majority of the holders of the Series B Preferred Stock (the “Series B Representative”); and (3) the holders of the Series A Preferred Stock shall be entitled, voting together as a separate single class, to elect three (3) members of the Board at each election of directors, to be designated by a representative determined by a majority of the holders of the Series A Preferred Stock (the “Series A Representative” and together with SCP and the Series B Representative, the “Representatives”).  Each of the Representatives shall notify the Corporation in writing of the identities of its designees for election to the Board, which notice shall be conclusive evidence of the consent of such designees to serve as directors of the Corporation.  In the event that any Representative fails to provide such notice, the designees currently serving on the Board shall be deemed to be such Representative’s applicable designees.  If none of the Representatives has designees serving (or otherwise designated to serve in the event of the designee’s resignation, death, removal or inability to serve, as provided in the last sentence of this subsection) on the Board, then the Board shall be entitled to make the nomination for each such Representative for which such notice was required.  In the event SCP fails to hold any Series C Preferred Stock, the holders of Series C Preferred Stock, voting together as a separate single class, shall be entitled to the director election rights previously held by SCP.  In the event of any vacancy arising by reason of the resignation, death or removal of a designee of a Representative (which may include a removal by the holders of the applicable series of Preferred

Stock, with or without cause, or at the written request of such Representative) or any designee’s inability to serve, then such Representative shall notify the Corporation of its choice to fill such vacancy, and the Board shall appoint such person to fill such vacancy and serve until the next meeting of the Corporation’s stockholders for the election of directors. The class voting rights granted to the holders of the Preferred Stock pursuant to this subsection c shall be in addition to, and not in lieu of, the voting rights granted to such holders under subsections a and b above. Accordingly, the holders of the Preferred Stock shall be entitled to vote together with the holders of shares of the Common Stock as a single class with respect to the election of those directors for which the holders of the Preferred Stock do not have class voting rights.

3.             Liquidation Rights.

a.             Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, by reason of their ownership thereto, an amount equal to (1) in the case of the Series A Preferred Stock, the greater of (a) the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus an amount equal to all accrued and unpaid dividends for each share of Series A Preferred Stock held by each such holder or (b) the price per share a holder of Series A Preferred Stock would have been entitled to receive had all shares of outstanding Preferred Stock (including the Series C Preferred Stock) been converted into Common Stock immediately preceding such liquidation, dissolution or winding up of the Corporation (the greater of (1)(a) or (1)(b) being referred to herein as the “Series A Liquidation Amount”); (2) in the case of the Series B Preferred Stock, the greater of (a) 51.6% of the Series B Original issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus an amount equal to all accrued and unpaid dividends for each share of Series B Preferred Stock held by each such holder or (b) the price per share a holder of Series B Preferred Stock would have been entitled to receive had all shares of outstanding Preferred Stock (including the Series B Preferred Stock) been converted into Common Stock immediately preceding such liquidation, dissolution or winding up of the Corporation (the greater of (2)(a) or (2)(b) being referred to herein as the “Series B Liquidation Amount”); and (3) in the case of the Series C Preferred Stock, the greater of (a) 200% of the Series C Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus an amount equal to all accrued and unpaid dividends for each share of Series C Preferred Stock held by each such holder or (2) the price per share a holder of Series C Preferred Stock would have been entitled to receive had all shares of outstanding Preferred Stock (including the Series C Preferred Stock) been converted into Common Stock immediately preceding such liquidation, dissolution or winding up of the Corporation (the greater of (3)(a) or (3)(b) being referred to herein as the “Series C Liquidation Amount”).  If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation shall be insufficient to make payment of the Series A Liquidation Amount, Series B Liquidation Amount and the Series C Liquidation Amount, then such assets shall be distributed first among the holders of Series C Preferred Stock at the time outstanding, pro rata (or if the assets of the Corporation are insufficient to make payment in full to all holders of the Series C Preferred Stock, then such assets will be distributed ratably to such holders in proportion to the full amounts to which they would otherwise be respectively entitled), then to the holders of the Series B Preferred Stock at the time outstanding, pro rata (or if the assets of the Corporation are insufficient to make payment in full to all holders of the Series B Preferred Stock, then such assets will be distributed ratably to such holders in proportion to the full amounts to which they would otherwise be respectively entitled) and finally to the holders of the Series A Preferred Stock, pro rata (or if the assets of the Corporation are insufficient to make payment in full to all holders of the Series A Preferred Stock, then such assets will be distributed ratably to such holders in proportion to the full amounts to which they would otherwise be respectively entitled).

b.             Deemed Liquidation.  The following events shall be considered a liquidation under this subsection b, unless the holders of the Series C Preferred Stock, by majority vote or written consent, deem such events not to be a liquidation:

(1)           any consolidation or merger of the Corporation with or into any other corporation or other entity or person (or any other corporate reorganization), resulting in the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, owning less than 50% of the Corporation’s voting power immediately after such consolidation, merger or reorganization; or any transaction or series of related transactions to which the Corporation is a party in which an excess of 50% of the Corporation’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an “Acquisition”);

(2)           any transaction or a series of related transactions, other than transactions involving a holder of Preferred Stock, in which a majority of the voting power is transferred to a third party (or group of affiliated third parties) who were not previously stockholders of the Corporation; or

(3)           any sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

c.             Non-Cash Consideration.  In the event that any of the transactions set forth in subparagraph b above occurs, if the consideration received by the Corporation is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board.  Any securities shall be valued as follows:

(1)           Securities not subject to restrictions on free marketability covered by subparagraph (2) below:

(a)           If traded on a securities exchange or through the Nasdaq National Market (or a similar national quotation system), the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of the transaction;

(b)           If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of the transaction; and

(c)           If there is no active public market, the value shall be deemed to be the fair market value thereof, as determined in good faith by the Board.

(2)           The method of valuation of securities subject to restrictions and free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value as determined above in subsections (1)(a), (b) or (c) above to reflect the approximate fair market value thereof, as determined in good faith by the Board.

d.             Notice.     Written notice of any such liquidation, dissolution or winding up (or deemed liquidation, dissolution or winding up) of the Corporation within the meaning of this subsection 3, which states the payment date, the place where said payments shall be made and the date on which conversion rights as set forth herein terminate as to such shares (which shall be not less than ten (10) days after the date of such notice) shall be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than twenty (20) days prior to the payment date stated therein, to the then holders of record of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.  Such notice shall be addressed to each such holder at its address as shown on the records of the Corporation.

4.             Conversion.  The holders of the Preferred Stock shall have the conversion rights as follows:

a.             Optional Conversion. Subject to and in compliance with the provisions of this subsection 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be as follows: (1) for holders of Series A Preferred Stock, the number of shares equal to the product obtained by multiplying the “Series A Conversion Rate” then in effect (determined as provided in subsection b.(1) below) by the number of shares of Series A Preferred Stock being converted; (2) for holders of Series B Preferred Stock, the number of shares equal to the product obtained by multiplying the “Series B Conversion Rate” then in effect (determined as provided in subsection b.(2) below) by the number of shares of Series B Preferred Stock being converted; (3) for holders of Series C Preferred Stock, the number of shares equal to the product obtained by multiplying the “Series C Conversion Rate” then in effect (determined as provided in subsection b.(3) below) by the number of Shares of Series C Preferred Stock being converted.

b.             Preferred Stock Conversion Rate.  The conversion rate in effect at any time for conversion of the Preferred Stock is as follows:

(1)           Series A Preferred Stock.  In the case of the Series A Preferred Stock, the conversion rate in effect at any time for conversion of the Series A Preferred Stock (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the “Series A Conversion Price,” as calculated in subsection c.(1) below.

(2)           Series B Preferred Stock.  In the case of the Series B Preferred Stock, the conversion rate in effect at any time for conversion of the Series B Preferred Stock

(the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Conversion Price,” as calculated in subsection c.(2) below.

(3)           Series C Preferred Stock.  In the case of the Series C Preferred Stock, the conversion rate in effect at any time for conversion of the Series C Preferred Stock (the “Series C Conversion Price”) shall be the quotient obtained by dividing the Series C Original Issue Price by the “Series C Conversion Price” as calculated in subsection c.(2) below.

c.             Preferred Stock Conversion Price.  The conversion price for the Preferred Stock is as follows:

(1)           Series A Preferred Stock.  The conversion price for the Series A Preferred Stock shall initially be $0.11 (the “Series A Conversion Price”).  Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this subsection 4.  All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

(2)           Series B Preferred Stock.  The conversion price for the Series B Preferred Stock shall initially be $.096980 (the “Series B Conversion Price”).  Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this subsection 4.  All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted.

(3)           Series C Preferred Stock.  The conversion price for the Series C Preferred Stock shall initially be $.096980 (the “Series C Conversion Price”).  Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this subsection 4.  All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

d.             Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this subsection 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or at any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Preferred Stock being converted.  Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e.             Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined) at any time or from time to time after the date that the first share of Series C Preferred Stock is issued (the “Original Issue Date”), the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to such Common Stock Event by a fraction, (1) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (2) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable.  The applicable conversion prices of each of the series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used in this subsection 4, the term “Common Stock Event” shall mean (1) the issue by the Corporation of additional shaves of Common Stock as a dividend or other distribution on outstanding Common Stock, (2) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or (3) a combination or consolidation, by reclassification or otherwise, of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

f.              Adjustment for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock (or fixes a record date for the determination of holders of Common Stock entitled to receive such dividend or other distribution) payable in securities of the Corporation or any of its subsidiaries, then in each such event a provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this subsection 4 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

g.             Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in subsection 3 above or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this subsection 4), then each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

h.             Adjustment for Reorganizations, Mergers or Consolidations.  If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in subsection 3 above or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this subsection 4), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this subsection 4 with respect to the rights of the holders of Preferred Stock after the capital reorganization to the extent that the provisions of this subsection 4 (including adjustment of the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

i.              Sale of Shares Below Preferred Conversion Price.

(1)           If at any time or from time to time after the Original Issue Date, the Corporation issues or sells, or is deemed by the express provisions of this subsection i to have issued or sold, Additional Shares of Common Stock (as defined in subsection (2)(a) below), other than (a) as a dividend or distribution on the Preferred Stock, (b) in connection with a Common Stock Event as provided in subsection e above, (c) as a dividend or other distribution on any class of stock as provided in subsection f above, and (d) a subdivision or combination of shares of Common Stock as provided in subsection g above, for an Effective Price (as defined in subsection (2)(d) below) less than the then effective Series A Conversion Price, Series B Conversion Price, or Series C Conversion Price, then and in each such case the then existing Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the price paid per share for such Additional Shares of Common Stock.

(2)           For the purpose of making any adjustment required under this subsection i:

(a)           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to this subsection 4, deemed to be issued) by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than: (A) upon conversion of shares of Preferred Stock and (B) shares of Common Stock issued or issuable by the Corporation or any subsidiary to employees, officers, directors or consultants pursuant to stock option plans that are approved by the Board (“Incentive Stock”), provided that the number of shares of Incentive Stock does not exceed an aggregate of 30,000,000 shares (as adjusted for any stock dividends, combinations, splits or similar events) regardless of whether issued by the Corporation prior to the date hereof.

(b)           The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (i) (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property at the time of such issue as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options or (ii) be considered zero, if no consideration is received by the Corporation;

(c)           “Convertible Securities” shall mean any evidence of indebtedness, stock or other securities directly or indirectly convertible into or exchangeable for shares of Common Stock;

(d)           The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation by the provisions of subsection (a) above, into the Aggregate Consideration Received, or deemed to have been received by the Corporation by the provisions of this subsection (d), for such issue or sale of such Additional Shares of Common Stock; and

(e)           “Rights or Options” shall mean warrants, options or other rights to purchase or otherwise acquire shares of Common Stock or Convertible Securities.

(3)           For the purpose of making any adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price required under this subsection i, if the Corporation issues or sells any Rights or Options or Convertible Securities (or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Rights or Options or Convertible Securities), then the Corporation shall be deemed (a) to have issued, at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise of such Rights or Options or conversion or exchange of such Convertible Securities upon their issuance (or, in the case such a record date shall have been fixed, as of the close of business on such record date) and (b) to have received, as the Aggregate Consideration Received for the deemed issuance of such additional shares of Common Stock, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum total amount of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options (including, with respect to Rights or Options for Convertible Securities, the minimum aggregate amount of consideration payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Rights or Options) upon the conversion or exchange of such underlying Convertible Securities), plus, in the case of Convertible Securities, the minimum total amount of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(a)           if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(b)           if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities is reduced or the maximum number of shares of Common Stock issuable upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities is increased over time or upon the occurrence or non-occurrence of specified events, other than by reason of antidilution or similar protective adjustments, then the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price computed upon the original issue or deemed issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase, as the case may be (provided, however, that no such adjustment of the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively); and

(c)           if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities is subsequently increased or the maximum number of shares of Common Stock issuable upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities is subsequently decreased, then the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price computed upon the original issue or deemed issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease, as the case may be, (provided, however, that no such adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall affect Common Stock previously issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, and further provided that no readjustment pursuant to this subsection (c) shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, to an amount which exceeds the lower of (i) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, or (ii) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date).

(4)           No further adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.  If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as adjusted upon the issuance of such Rights or Options or Convertible Securities (or upon the occurrence of the record date with respect thereto), and any subsequent adjustments based thereon, shall be readjusted to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price which would have been in effect had an adjustment been made on the basis that (a) the only Additional Shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities and (b) the consideration received with respect to Additional Shares of Common Stock was the consideration actually received by the Corporation upon such exercise of such Rights or Options, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities provided, however, that no such adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock. In the case of any Rights or Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price; Series B Conversion Price or Series C Conversion Price shall be made (except as to shares of Preferred Stock converted in such period) until the expiration or exercise of all such Rights or Options, whereupon such adjustment shall be made in the same manner provided above. If any such record date shall have been fixed and such Rights or Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

j.              Preferred Stock Warrants.  Notwithstanding anything contained herein, in the event that any warrants for the Series A Preferred Stock outstanding as of the Original Issue Date are exercised (a “Warrant Exercise”), the Corporation shall immediately issue to each holder of Series C Preferred Stock such additional shares of Series C Preferred Stock so that such holder’s percentage ownership of the Corporation’s Common Stock on a fully-diluted basis after the Warrant Exercise is equal to its percentage ownership of the Corporation’s Common Stock on a fully-diluted basis immediately prior to such Warrant Exercise.  The holders of Series C Preferred Stock shall be entitled to receive additional shares of Series C Preferred Stock pursuant to this subsection j upon each Warrant Exercise.

k.             Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, or if the Preferred Stock is then convertible pursuant to this subsection 4 the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holders address as shown in the Corporation’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

l.              Notices of Record Date.  Upon (1) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (2) any Acquisition (as defined subsection 3 above) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in subsection 3 above), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Preferred Stock) a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stack (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

m.            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

n.             Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock,

solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

o.             Notices.  Any notice required by the provisions of this subsection 4 shall be in writing and shall be deemed effectively given: (1) upon personal delivery to the parry to be notified; (2) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (3) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (4) one (l) day after deposit with a nationally recognized overnight courier, specifying next day delivery with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

p.             Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

q.             No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

5.             Mandatory Redemption.

a.             Request by Holders of Preferred Stock.

(1)           Series A Preferred Redemption.  Upon the prior written request of the holders of at least twenty-five percent (25%) of the Series A Preferred Stock, on a date that is five (5) years following the Corporation’s first issuance of Series A Preferred Stock (the “Series A Redemption Date”), the Corporation shall redeem for cash, out of legally available funds, all of the issued and outstanding shares of the Series A Preferred Stock.

(2)           Series B Preferred Redemption.  Upon the prior written request of the holders of at least twenty-five percent (25%) of the Series B Preferred Stock, on March 31, 2006 (the “Series B Redemption Date”), the Corporation shall redeem for cash, out of legally available funds, all of the issued and outstanding shares of the Series B Preferred Stock.

(3)           Series C Preferred Redemption.  Upon the prior written request of the holders of a majority in interest of the Series C Preferred Stock on September 1, 2009 (the “Series C Redemption Date”), the Corporation shell redeem for cash, out of legally available funds, all of the issued and outstanding shares of the Series C Preferred Stock

b.             Redemption Price of Preferred Stock.  The price at which the Preferred Stock shall be redeemed is as follows:

(1)           Series A Redemption Price.  The price at which the Series A Preferred Stock shall be redeemed (the “Series A Redemption Price”) shall be equal to the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred Stock plus an amount equal to all unpaid dividends which shall have accrued for each share of Series A Preferred Stock so redeemed.

(2)           Series B Redemption Price.  The price at which the Series B Preferred Stock shall be redeemed (the “Series B Redemption Price”) shall be equal to $10.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series B Preferred Stock plus an amount equal to all unpaid dividends which shall have accrued for each share of Series B Preferred Stock so redeemed.

(3)           Series C Redemption Price.  The price at which the Series C Preferred Stock shall be redeemed (the “Series C Redemption Price”) shall be equal to the Series C Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series C Preferred Stock plus an amount equal to all unpaid dividends which shall have accrued for each share of Series C Preferred Stock so redeemed.

c.             Payment of Redemption Price.  To receive the applicable Redemption Price the holder of shares of Preferred Stock must present and surrender the certificate or certificates representing such shares (duly endorsed for transfer) to the Corporation at the principal executive offices of the Corporation no later than three (3) business days prior to the applicable Redemption Date. The Corporation shall pay the Redemption Price to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof. The Corporation shall pay the entire Redemption Price on the Redemption Date.

d.             Effect of Redemption.  From and after the applicable Redemption Date, unless the Corporation shall default in providing for the payment of the applicable Redemption Price, all dividends on such shares as are accepted for redemption pursuant to this subsection 5 shall cease to accrue, and all rights of the holders of any such shares subject to redemption as stockholders of the Corporation with respect to such shares, except the right to receive the Redemption Price, shall cease and terminate. Any shares of Preferred Stock that are redeemed by the Corporation shall be retired and shall not be reissued.

6.             WAIVER.              Any rights of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred set forth herein may be waived by the affirmative vote or consent of the holders of a majority of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, then outstanding.

FIFTH:            In furtherance and not in limitation of powers conferred by statute, it is further provided:

1.             Election of directors need not be by written ballot unless so provided in the Bylaws of the Corporation.  Any director may be removed from office, either with our without cause, at any time by the affirmative vote of the stockholders of record holding a majority of the outstanding shares of the stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purposes or by written consent of such number of stockholders given without a meeting.

2.             The Board is expressly authorized to make, adopt, alter, amend or repeal the Bylaws of the Corporation.

SIXTH:           No director of the Corporation shall be personally liable to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect when such breach occurred.  Neither the amendment nor repeal of this Article SIXTH nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SIXTH shall reduce, eliminate or adversely affect the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would accrue or arise, prior to the effectiveness of such amendment, repeal or adoption.

SEVENTH:      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by its president on this 13th day of December 2005.

By:
Name: Henry F. Nelson
Title: President